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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 20, 2006
                                                           -------------

                            EQUITABLE FINANCIAL CORP.
                            -------------------------
             (Exact name of registrant as specified in its charter)

         United States                 0-51514              14-1941649
         -------------                 -------              ----------
(State or other jurisdiction of       (Commission          (IRS Employer
incorporation or organization)        File Number)        Identification No.)

            113-115 North Locust Street, Grand Island, Nebraska 68801
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (308) 382-3136
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
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            APPOINTMENT OF PRINCIPAL OFFICERS
            ---------------------------------

         On June 20, 2006, Thomas E. Gdowski, who has served as Senior Vice President of Equitable Bank (the "Bank") since March 2005 and Chief Branch Operating Officer of the Bank since November 2005, was appointed by the Board of Directors of Equitable Financial Corp. (the "Company") to serve as Executive Vice President and Chief Operating Officer of the Company. Prior to working at the Bank, Mr. Gdowski served as the Funds Management Officer for TierOne Bank from September 2004 to March 2005 and as Executive Vice President and Chief Financial Officer of United Nebraska Bank from 1993 to September 2004.

         On January 30, 2006, the Company and the Bank executed a two-year employment agreement with Mr. Gdowski in his capacity as Senior Vice President and Chief Branch Operating Officer of the Bank and Senior Vice President and Chief Operating Officer of the Company (the "Agreement"). The Agreement may be renewed on an annual basis by the Board of Directors upon review of the Agreement and Mr. Gdowski's annual performance. The Agreement provides for a base salary of $75,000 which will be reviewed by the Board of Directors on an annual basis. No action can be taken to reduce Mr. Gdowski's base salary below the rate in effect as of the date of his employment agreement. In addition to the base salary, the Agreement provides for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits that may be available to senior management from time to time. In the event Mr. Gdowski is terminated for a disability, as defined in the Agreement, he will be paid an amount equal to 70% of his bi-weekly rate of base salary in effect as of the date of his termination of employment due to the disability. The Agreement provides for termination for cause, as defined in the Agreement, at any time. If the Company chooses to terminate Mr. Gdowski's employment for reasons other than for cause, or if Mr. Gdowski resigns after specified circumstances that would constitute constructive termination, Mr. Gdowski (or, of he dies, his beneficiary) would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the Agreement and the contributions that would have been made on his behalf to any of the Company's employee benefit plans during the remaining term of the Agreement. The Company would also continue and/or pay for Mr. Gdowksi's life, health and dental coverage for the remaining term of the Agreement. In the event the Company terminates Mr. Gdowski's employment for reasons other than a change in control, he must adhere to a one-year non-competition agreement.

         Under the Agreement, if voluntary (upon circumstances discussed in the Agreement) or involuntary termination follows a change in control of the Company or Bank, Mr. Gdowski (or, if he dies, his beneficiary) would be entitled to a lump sum cash payment equal to 2.0 times Mr. Gdowski's average annual compensation for the five most recently completed calendar years preceding the effective date of the change in control. The Company would also continue the benefits Mr. Gdowski received under the retirement programs in which he participated before a change in control and under any health, life or disability coverage for a period of 24 months following his termination of employment.
Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount. Mr. Gdowski will not be entitled to receive an excess parachute payment under his Agreement.

         All reasonable costs and legal fees paid or incurred by Mr. Gdowski in any dispute or question of interpretation relating to the Agreement will be paid by the Company if Mr. Gdowksi is successful on the merits in a legal judgment, arbitration or settlement. The Agreement also provides that the Company will indemnify Mr. Gdowski to the fullest extent legally allowable.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   EQUITABLE FINANCIAL CORP.




Date: June 23, 2006                By: /s/ Kim E. Marco
                                       ---------------------------------
                                       Kim E. Marco
                                       Executive Vice President and
                                        Chief Financial Officer